UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2013

Bluerock Multifamily Growth REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54946	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 9th Floor New York, NY 10019
(Address of principal executive offices)

(212) 843-1601
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 9, 2013, on April 3, 2013, BR Augusta JV Member, LLC, or Augusta Member JV Entity, entered into a Membership Interest Purchase Agreement, or MIPA, with Trade Street Operating Partnership, LP, or Trade Street OP, an unaffiliated third party, for the sale of its entire joint venture interest in The Estates at Perimeter, formerly known as St. Andrews Apartments, located in Augusta, Georgia, or the Augusta property. The sale price for its joint venture interest was to be $13,725,000, subject to deduction for its portion of the outstanding indebtedness on the Augusta property in the amount of approximately $8,950,000 and subject to certain prorations and adjustments typical in a real estate transaction. The closing on the sale of Augusta Member JV Entity’s joint venture interest in the Augusta property was expected to occur on or before May 31, 2013.

For reasons unrelated to the value and condition of the Augusta property, Trade Street OP elected not to proceed with the transactions contemplated by the MIPA, and the parties mutually agreed that the MIPA would be terminated. On June 18, 2013, Trade Street OP delivered written notice of termination of the MIPA to Augusta Member JV Entity, and the MIPA was terminated effective as of June 18, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK MULTIFAMILY GROWTH REIT, INC.

DATE: June 24, 2013	By:	/s/ Jordan B. Ruddy
Jordan B. Ruddy
President and Chief Operating Officer